Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ELECTS NEW MEMBER TO ITS BOARD OF DIRECTORS

Newport Beach, CA – October 3, 2013 – American Vanguard Corp. (NYSE:AVD) today announced that Mr. Morton D. Erlich has been elected as a new member to its Board of Directors. He will join the Board immediately and will become Chairman of the Audit Committee. Mr. Erlich will fill the vacancy caused by the passing of Irving Thau in July 2013.

Mr. Erlich has extensive experience in accounting, arising from his 34 year career with KPMG LLP. During his tenure at KPMG, he served as Audit Engagement Partner for numerous public and private companies in a wide range of industries and as a Managing Partner of the firm’s Woodland Hills office. In addition to his audit and accounting work he also developed expertise in merger, acquisition and due diligence projects, as well as SEC compliance and employee benefit plan audit.

Since 2004, Mr. Erlich has provided financial and managerial consulting services to a number of middle-market companies and professional service firms. Since 2006, he has been on the Board of Directors of Skechers USA, Inc. a prominent global footwear company where he has served as Lead Independent Director and Chairman of both the Audit Committee and the Nominating and Governance Committee and as a member of the Compensation Committee.

Eric Wintemute, Chairman & CEO of American Vanguard commented, “Mort’s extensive accounting experience and comprehensive expertise will add great value to our Board of Directors. His familiarity with audit procedures and SEC filing requirements will allow him to work closely and smoothly with our in-house financial staff as well as our outside auditors. His understanding of due diligence processes will prove very useful as we continue our constant evaluation of potential product line acquisitions. His prior participation in audit, governance and compensation committees will allow him to contribute to those functions on our Board. It is a pleasure to welcome Mort to our group and we expect his participation will contribute to American Vanguard’s continued success in the years ahead.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

CONTACT:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com